(d)(6)(iii)

November 5, 2019

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated November 18, 2014, as amended (the “Agreement”), between Voya Investment Management Co. LLC (the “Sub-Adviser”) and Voya Investments, LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Government Money Market Fund II (to be named Voya Government Money Market Fund) (the “Fund”), a newly established series of Voya Funds Trust, effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fee rate indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser to the aforementioned Fund under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Floating Rate Fund	0.2475%
Voya GNMA Income Fund	0.2115% on first $1 billion; 0.1800% on next $500 million; and 0.1575% on assets thereafter
Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund)	0.1125% on all assets
Voya High Yield Bond Fund	0.2295% on first $1 billion; 0.2025% on next $4 billion; and 0.1800% on assets thereafter
Voya Intermediate Bond Fund	0.0765%
Voya Short Term Bond Fund	0.0675%
Voya Strategic Income Opportunities Fund	0.1800%

Effective Date:  November 5, 2019, to reflect the addition of Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund).